                                                                      EXHIBIT 12

                    PAPER WAREHOUSE, INC. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
       FOR THE NINE MONTHS ENDED OCTOBER 29, 1999 AND OCTOBER 30, 1998
                AND FOR THE FIVE YEARS ENDED JANUARY 29, 1999


($'s in thousands)                                                                  NINE MONTHS ENDED
                                                                                 ------------------------
                                                                                 OCTOBER 29,  OCTOBER 30,
RATIO OF EARNINGS TO FIXED CHARGES:                                                 1999        1998
                                                                                 -----------  -----------
Earnings:
     Consolidated net (loss) earnings                                              $(1,534)   $  (466)
     Extraordinary charge, net                                                         -          -
     Cumulative effect of accounting change, net                                      (108)       -
     Income taxes (1)                                                                  953        311
                                                                                   -------    -------
        Total (loss) earnings before extraordinary charge
           and cumulative effect of accounting change                               (2,379)      (777)

Fixed Charges:
     Interest expense                                                                  799        153
     Interest portion of rental expense                                              2,438      1,627
                                                                                   -------    -------
        Total fixed charges                                                          3,237      1,780

Earnings available for fixed charges                                               $   858    $ 1,003
                                                                                   =======    =======
Ratio of earnings before extraordinary charge and cumulative
     effect of accounting change to fixed charges (2)                                ---        ---
                                                                                   =======    =======

                                                                                              FISCAL YEAR ENDED
                                                                     ------------------------------------------------------------
                                                                     JANUARY 29, JANUARY 30, JANUARY 31, FEBRUARY 2,  JANUARY 27,
RATIO OF EARNINGS TO FIXED CHARGES:                                     1999        1998       1997        1996         1995
                                                                     ----------- ----------- ----------  -----------  -----------
Earnings:
     Consolidated net (loss) earnings                                  $  (521)   $  (207)   $   808       $   797     $   794
     Extraordinary charge, net                                             -         (110)       -             -           -
     Cumulative effect of accounting change, net                           -          -          -             -           -
     Income taxes (1)                                                      323        (22)      (500)         (494)       (492)
                                                                       -------    -------    -------       -------     -------
        Total (loss) earnings before extraordinary charge
           and cumulative effect of accounting change                     (844)       (75)     1,308         1,291       1,286

Fixed Charges:
     Interest expense                                                      279        860        834           547         227
     Interest portion of rental expense                                  2,378      1,779      1,436         1,046         673
                                                                       -------    -------    -------       -------     -------
        Total fixed charges                                              2,657      2,639      2,270         1,593         900

Earnings available for fixed charges                                   $ 1,813    $ 2,564    $ 3,578       $ 2,884     $ 2,186
                                                                       =======    =======    =======       =======     =======
Ratio of earnings before extraordinary charge and cumulative
     effect of accounting change to fixed charges (2)                    ---        ---         1.58          1.81        2.43
                                                                       =======    =======    =======       =======     =======

(1) Prior to November 1997, the Company was taxed as an S-Corporation. This amount reflects the pro forma provision for taxes as if the Company were taxed as a C-Corporation

(2) For the nine months ended October 29, 1999 and October 30, 1998, earnings were not adequate to cover fixed charges by approximately $2.4 million and $777,000, respectively. For the fiscal years ended January 29, 1999 and January 30, 1998, earnings were not adequate to cover fixed charges by approximately $844,000 and $75,000, respectively.